SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d -1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                               (Amendment No. )(1)

                                LOISLAW.COM, INC.

                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                    541431102
                                 (CUSIP Number)

                              Copy to:
Sandler Capital Management                Michael R. Reiner, Esq.
767 Fifth Avenue                          Morrison Cohen Singer & Weinstein, LLP
77777777777New York, New York 10153                  750 Lexington Avenue
Telephone (212) 754-8100                  New York, New York 10022
                                          Telephone (212) 735-8600

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 October 5, 1999
              (Date of Event which Requires Filing this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

----------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   - 1 of 32 -

                                       13D


CUSIP No. 541431102


1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        Sandler Capital Partners IV L.P.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

         WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        Delaware
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    1,587,360 shares                             7.6%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           650,160 shares                               3.1%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    1,587,360 shares                             7.6%
              _________________________________________________________________
               10   Shared Dispositive Power

                    650,160 shares                              3.1%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                     2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*



________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        PN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -2 of 32-

                                       13D

CUSIP No. 541431102


1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        Sandler Capital Partners IV FTE, L.P.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

         WC, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        Delaware
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    650,160 shares                              3.1%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           1,587,360 shares                            7.6%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    650,160 shares                              3.1%
              _________________________________________________________________
               10   Shared Dispositive Power

                    1,587,360 shares                            7.6%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*



________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        PN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -3 of 32-

                                       13D

CUSIP No. 541431102


1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        Sandler Investment Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        00
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*



________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        PN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -4 of 32-

                                       13D

CUSIP No. 541431102


1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        Sandler Capital Management
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*



________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        PN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -5 of 32-

                                       13D

CUSIP No. 541431102


1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        ARH Corp.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        Delaware
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        CO
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -6 of 32-

                                       13D

CUSIP No. 541431102


1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        MJDM Corp.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        CO
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -7 of 32-

                                       13D

CUSIP No. 541431102



1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        Four JK Corp.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        Delaware
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        CO
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -8 of 32-

                                       13D

CUSIP No. 541431102


1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        ALCR Corp.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        CO
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -9 of 32-

                                       13D

CUSIP No. 541431102


1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        SERF Corp.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        CO
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -10 of 32-

                                       13D

CUSIP No. 541431102



1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        TERPSI Corp.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        CO
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -11 of 32-

                                       13D

CUSIP No. 541431102



1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        JIRAKAL Corp.
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        New York
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box If the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        CO
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -12 of 32-

                                       13D

CUSIP No. 541431102



1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        Harvey Sandler
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -13 of 32-

                                       13D

CUSIP No. 541431102



1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Person (Entities Only)

        Michael J. Marocco
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -14 of 32-

                                       13D

CUSIP No. 541431102



1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        John Kornreich
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -15 of 32-

                                       13D

CUSIP No. 541431102


1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        Andrew Sandler
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -16 of 32-

                                       13D

CUSIP No. 541431102



1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        Douglas Schimmel
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -17 of 32-

                                       13D

CUSIP No. 541431102


1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        Hannah Stone
________________________________________________________________________________
2    Check the Appropriate Box if a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -18 of 32-

                                       13D

CUSIP No. 541431102



1    Name of Reporting Persons
     I.R.S. Identification Nos.
     of Above Persons (Entities Only)

        David Lee
________________________________________________________________________________
2    Check the Appropriate Box If a Member                       (a)  [_]
     of a Group*                                                 (b)  [_]



________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds*

        OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal
     Proceedings is Required Pursuant                            [_]
     to Item 2(d) or 2(e)

________________________________________________________________________________
6    Citizenship or Place of Organization

        United States
________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                    0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           2,237,520 shares                            10.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                    0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    2,237,520 shares                            10.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially
     Owned By Each Reporting Person

                    2,237,520 shares
_______________________________________________________________________________
12   Check Box if the Aggregate Amount                           [_]
     in Row (11) excludes Certain
     Shares*

________________________________________________________________________________
13   Percent of Class Represented by
     Amount in Row (11)


                                                                10.7%
________________________________________________________________________________
14   Type of Reporting Person*


        IN
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -19 of 32-

     This statement, dated October 5, 1999, relates to the reporting persons' ownership of the securities of Loislaw.com, Inc. (the "Issuer").

     All references to shares of common stock reflect a 2-for-1 stock split which was effected on July 23, 1999. The Class C Convertible Preferred Stock automatically converts into shares of Common Stock upon the completion of Issuer's initial public offering.

ITEM 1.   SECURITY AND ISSUER

          (a) Common Stock, $0.001 par value per share ("Common Stock"), (CUSIP No. 541431102).

          (b) Each share of Series C Convertible Preferred Stock (the "Series C Convertible Preferred Stock"), automatically converts into two shares of Common Stock upon the completion of the Issuer's initial public offering.

          (c)  Loislaw.com,  Inc.,
               105 North 28th Street
               Van Buren,  Arkansas 72956
               (501) 471-5581

ITEM 2.   IDENTITY AND BACKGROUND

     1. (a) Sandler Capital Partners IV L.P., a limited partnership organized under the laws of the State of Delaware ("Sandler IV").

          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.

     2. (a) Sandler Capital Partners IV FTE, L.P., a limited partnership organized under the laws of the State of Delaware ("Sandler IV FTE").
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.

     3.   (a)  Sandler  Investment   Partners,   L.P.,  a  limited   partnership
               organized under the laws of the State of New York ("SIP").
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.


                                  - 20 of 32 -

     4. (a) Sandler Capital Management, a registered investment advisor and a general partnership organized under the laws of the State of New York ("SCM").
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.

     5.   (a)  ARH Corp., a Delaware corporation.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.

     6.   (a)  MJDM Corp., a New York corporation.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.

     7.   (a)  Four JK Corp., a Delaware corporation.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.

     8.   (a)  ALCR Corp., a New York corporation.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.

     9.   (a)  SERF Corp., a New York corporation.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.


                                  - 21 of 32 -

     10.  (a)  TERPSI Corp., a New York corporation.
          (b)  Address: 767 Fifth Avenue New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.

     11.  (a)  JIRAKAL Corp., a New York corporation.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.

     12.  (a)  Harvey Sandler, is the sole shareholder of ARH Corp.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States

     ARH Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of Sandler IV and Sandler IV FTE. Harvey Sandler is the father of Andrew Sandler.

     13.  (a)  Michael J. Marocco, is the sole shareholder of MJDM Corp.

          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     MJDM Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of Sandler IV and Sandler IV FTE.

     14.  (a)  John Kornreich, is the majority shareholder of Four JK Corp.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.


                                  - 22 of 32 -

     Four JK Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of Sandler IV and Sandler IV FTE.

     15.  (a)  Andrew Sandler, is the sole shareholder of ALCR Corp.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     ALCR Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of Sandler IV and Sandler IV FTE. Andrew Sandler is the son of Harvey Sandler.

     16.  (a)  Douglas Schimmel, is the sole shareholder of SERF Corp.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     SERF Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of Sandler IV and Sandler IV FTE.

     17.  (a)  Hannah  Stone,   is  a  director  of  the  Issuer  and  the  sole
               shareholder of TERPSI Corp.

          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

                  TERPSI Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of Sandler IV and Sandler IV FTE.

     18.  (a)  David Lee, is the sole shareholder of JIRAKAL Corp.
          (b)  Address:  767 Fifth Avenue
                         New York, New York 10153
          (c)  Principal Occupation: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     JIRAKAL Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of Sandler IV and Sandler IV FTE.


                                  - 23 of 32 -

     None of the reporting persons has during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to Federal or State securities laws or finding any violation with respect to such laws.

ITEM 3.   Source and Amount of Funds or Other Consideration.

     The source of funds for the acquisition of the securities (Series C Convertible Preferred Stock) was the general working capital and other funds of Sandler IV and Sandler IV FTE

     On October 5, 1999, each share of the Series C Convertible Preferred Stock automatically converted into two shares of Common Stock of the Issuer.


                                          Number of Shares             Purchase
                                           of Common Stock              Price
                                          ----------------             --------

Sandler Capital Partners IV, L.P.            1,587,360               $ 4,611,000

Sandler Capital Partners IV FTE, L.P.          650,160               $ 1,889,000
--------------------------------------------------------------------------------

ITEM 4.   Purpose of Transaction.

     Other than Hannah Stone's capacity as a director of the Issuer and the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of
Schedule 13D except as set forth herein.

ITEM 5.   Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 20,939,524 shares of Common Stock outstanding as reported by the Issuer in its offering documents for its initial public offering, dated September 29, 1999), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of October 5, 1999:

                                        Shares of Common         Percentage of Shares
                                       Stock Beneficially          of Common Stock
Name                                         Owned                Beneficially Owned
----                                   --------------------      --------------------
Sandler Capital Partners IV, L.P.      2,237,520(2),(3),(4)            10.7%
Sandler Capital Partners IV FTE, L.P.  2,237,520(2),(3),(4)            10.7%
Sandler Investment Partners, L.P.      2,237,520(2),(3),(4)            10.7%
Sandler Capital Management             2,237,520(2),(3),(4)            10.7%

----------

(2)  Includes 1,587,360 shares of Common Stock owned by Sandler IV.

(3)  Includes 650,160 shares of Common Stock owned by Sandler IV FTE, L.P.

(4) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.


                                  - 24 of 32 -

                             Shares of Common         Percentage of Shares
                            Stock Beneficially          of Common Stock
Name                              Owned                Beneficially Owned
----                        --------------------      --------------------

ARH Corp.                   2,237,520(2),(3),(4)            10.7%
MJDM Corp.                  2,237,520(2),(3),(4)            10.7%
Four JK Corp.               2,237,520(2),(3),(4)            10.7%
ALCR Corp.                  2,237,520(2),(3),(4)            10.7%
SERF Corp.                  2,237,520(2),(3),(4)            10.7%
TERPSI Corp.                2,237,520(2),(3),(4)            10.7%
JIRAKAL Corp.               2,237,520(2),(3),(4)            10.7%
Harvey Sandler              2,237,520(2),(3),(4)            10.7%
Michael J. Marocco          2,237,520(2),(3),(4)            10.7%
John Kornreich              2,237,520(2),(3),(4)            10.7%
Andrew Sandler              2,237,520(2),(3),(4)            10.7%
Douglas Schimmel            2,237,520(2),(3),(4)            10.7%
Hannah Stone                2,237,520(2),(3),(4)            10.7%
David Lee                   2,237,520(2),(3),(4)            10.7%

     (b) Sandler IV has sole power to vote and to dispose of 1,587,360 shares of Common Stock, representing approximately 7.6% of the outstanding shares of Common Stock. Sandler IV may be deemed to have shared power to vote and to dispose of 650,160 shares of Common Stock, representing approximately 3.1% of the outstanding shares of Common Stock.

     Sandler IV FTE has sole power to vote and to dispose of 650,160 shares of Common Stock, representing approximately 3.1% of the outstanding shares of Common Stock. Sandler IV FTE may be deemed to have shared power to vote and to dispose of 1,587,360 shares of Common Stock, representing approximately 7.6% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler IV and Sandler IV FTE, Sandler Investment Partners may be deemed to have shared power to vote and to dispose of 2,237,520 shares of Common Stock, representing approximately 10.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and to dispose of 2,237,520 shares of Common Stock, representing approximately 10.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, each of ARH Corp., MJDM Corp, Four JK Corp., ALCR Corp., SERF Corp., TERPSI Corp. and JIRAKAL Corp. may be deemed to have shared power to vote and to dispose of 2,237,520 shares of Common Stock, representing approximately 10.7% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and to dispose of 2,237,520 shares of Common Stock, representing approximately 10.7% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of MJDM Corp., Michael Marocco may be deemed to have shared power to vote and to dispose of 2,237,520 shares of Common Stock, representing approximately 10.7% of the outstanding shares of Common Stock.


                                  - 25 of 32 -

     By virtue of being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and to dispose of 2,237,520 shares of Common Stock, representing approximately 10.7% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote and to dispose of 2,237,520 shares of Common Stock, representing approximately 10.7% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of SERF Corp., Douglas Schimmel may be deemed to have shared power to vote and to dispose of 2,237,520 shares of Common Stock, representing approximately 10.7% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of TERPSI Corp., Hannah Stone may be deemed to have shared power to vote and to dispose of 2,237,520 shares of Common Stock, representing approximately 10.7% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of JIRAKAL Corp., David Lee may be deemed to have shared power to vote and to dispose of 2,237,520 shares of Common Stock, representing approximately 10.7% of the outstanding shares of Common Stock.

     (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the reporting persons identified in Item 2 of this
Schedule 13D effected from July 29,1999 through October 5, 1999, inclusive:

     Upon the closing of the Issuer's initial public offering, each outstanding share of Series C Preferred Stock automatically converted into two shares of Common Stock of the Issuer. The reporting persons received approximately 2,237,520 shares of Common Stock as a result of the conversion of Series C Preferred Stock into shares of Common Stock.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Not applicable.


ITEM 6. Contracts Arrangements Understanding or Relationships with Respect to Securities of the Issuer

     The reporting persons agreed with the underwriters of the Issuer's initial public offering that for a period of 180 days after the date of the prospectus, they will not offer or sell any shares without the prior written consent of Prudential Securities on behalf of the underwriters.

ITEM 7.   Materials to be Filed as Exhibits

     Exhibit A. Agreement among the reporting persons, effective as of October 5, 1999, by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d- 1(f).


                                  - 26 of 32 -

                                    SIGNATURE

     After reasonable inquiry and to the best of his/her/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete and correct.

Dated:  October 15, 1999

                                  SANDLER CAPITAL PARTNERS IV, L.P.
                                  By:  Sandler Investment Partners, L.P.,
                                       General Partner
                                       By: Sandler Capital Management,
                                           General Partner
                                           By:  ARH Corp., a
                                                General Partner


                                       By: /s/ Edward Grinacoff
                                           -------------------------------------
                                           Name: Edward Grinacoff
                                           Title: Secretary and Treasurer

                                  SANDLER CAPITAL PARTNERS IV FTE, L.P.
                                  By:  Sandler Investment Partners, L.P.,
                                       General Partner
                                       By: Sandler Capital Management,
                                           General Partner
                                           By:  ARH Corp., a
                                                General Partner


                                       By: /s/  Edward Grinacoff
                                           -------------------------------------
                                           Name:  Edward Grinacoff
                                           Title: Secretary and Treasurer

                                  SANDLER INVESTMENT PARTNERS, L.P.
                                  By:      Sandler Capital Management,
                                           General Partner
                                           By: ARH Corp., a General Partner


                                           By: /s/  Edward Grinacoff
                                               ---------------------------------
                                               Name: Edward Grinacoff
                                               Title: Secretary and Treasurer


                                  - 27 of 32 -

                                  SANDLER CAPITAL MANAGEMENT
                                  By:  ARH Corp., a General Partner


                                  By: /s/ Edward Grinacoff
                                      ---------------------------------
                                      Name: Edward Grinacoff
                                      Title: Secretary and Treasurer

                                  ARH CORP.


                                  By: /s/ Edward Grinacoff
                                      ---------------------------------
                                      Name: Edward Grinacoff
                                      Title: Secretary and Treasurer

                                  MJDM CORP.


                                  By: /s/ Edward Grinacoff
                                      ---------------------------------
                                      Name: Edward Grinacoff
                                      Title: Secretary and Treasurer

                                  FOUR JK CORP.


                                  By: /s/ Edward Grinacoff
                                      ---------------------------------
                                      Name: Edward Grinacoff
                                      Title: Secretary and Treasurer

                                  ALCR CORP.


                                  By: /s/ Moira Mitchell
                                      ---------------------------------
                                      Name: Moira Mitchell
                                      Title: Secretary and Treasurer

                                  SERF CORP.


                                  By: /s/ Moira Mitchell
                                      ---------------------------------
                                      Name: Moira Mitchell
                                      Title: Secretary and Treasurer


                                  - 28 of 32 -

                                  TERPSI CORP.


                                  By: /s/ Moira Mitchell
                                      ---------------------------------
                                      Name: Moira Mitchell
                                      Title: Secretary and Treasurer

                                  JIRAKAL CORP.


                                  By: /s/ Moira Mitchell
                                      ---------------------------------
                                      Name: Moira Mitchell
                                      Title: Secretary and Treasurer



                                      /s/ Harvey Sandler
                                          -----------------------------
                                          Harvey Sandler

                                      /s/ Michael J. Marocco
                                          -----------------------------
                                          Michael J. Marocco

                                      /s/ John Kornreich
                                          -----------------------------
                                          John Kornreich

                                      /s/ Andrew Sandler
                                          -----------------------------
                                          Andrew Sandler

                                      /s/ Douglas Schimmel
                                          -----------------------------
                                          Douglas Schimmel

                                      /s/ Hannah Stone
                                          -----------------------------
                                          Hannah Stone

                                      /s/ David Lee
                                          -----------------------------
                                          David Lee


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                  - 29 of 32 -

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of LOISLAW.COM, INC. and that this Agreement be filed as an Exhibit to such statement on Schedule 13D.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 5th day of October, 1999.

                                     SANDLER CAPITAL PARTNERS IV, L.P.
                                     By:  Sandler Investment Partners, L.P.,
                                          General Partner
                                          By:  Sandler Capital Management,
                                               General Partner
                                               By:  ARH Corp., a
                                                    General Partner


                                          By:  /s/ Edward Grinacoff
                                               ---------------------------------
                                               Name: Edward Grinacoff
                                               Title: Secretary and Treasurer


                                     SANDLER CAPITAL PARTNERS IV FTE, L.P.
                                     By:  Sandler Investment Partners, L.P.,
                                          General Partner
                                          By:  Sandler Capital Management,
                                               General Partner
                                               By:  ARH Corp., a
                                                    General Partner


                                          By:  /s/ Edward Grinacoff
                                               ---------------------------------
                                               Name: Edward Grinacoff
                                               itle: Secretary and Treasurer

                                     SANDLER INVESTMENT PARTNERS, L.P.
                                     By:  Sandler Capital Management,
                                          General Partner
                                          By:  ARH Corp., a General Partner


                                          By:  /s/ Edward Grinacoff
                                               ---------------------------------
                                               Name: Edward Grinacoff
                                               Title: Secretary and Treasurer


                                  - 30 of 32 -

                                  SANDLER CAPITAL MANAGEMENT
                                  By:  ARH Corp., a General Partner


                                  By: /s/ Edward Grinacoff
                                      ------------------------------------------
                                          Name: Edward Grinacoff
                                          Title: Secretary and Treasurer

                                  ARH CORP.


                                  By: /s/ Edward Grinacoff
                                      ------------------------------------------
                                          Name: Edward Grinacoff
                                          Title: Secretary and Treasurer

                                  MJDM CORP.


                                  By: /s/ Edward Grinacoff
                                      ------------------------------------------
                                          Name: Edward Grinacoff
                                          Title: Secretary and Treasurer

                                  FOUR JK CORP.


                                  By: /s/ Edward Grinacoff
                                      ------------------------------------------
                                          Name: Edward Grinacoff
                                          Title: Secretary and Treasurer

                                  ALCR CORP.


                                  By: /s/ Moira Mitchell
                                      ------------------------------------------
                                          Name: Moira Mitchell
                                          Title: Secretary and Treasurer

                                  SERF CORP.


                                  By: /s/ Moira Mitchell
                                      ------------------------------------------
                                          Name: Moira Mitchell
                                          Title: Secretary and Treasurer


                                  - 31 of 32 -

                                       TERPSI CORP.


                                       By: /s/ Moira Mitchell
                                           -------------------------------------
                                               Name: Moira Mitchell
                                               Title: Secretary and Treasurer

                                       JIRAKAL CORP.


                                       By: /s/ Moira Mitchell
                                           -------------------------------------
                                               Name: Moira Mitchell
                                               Title: Secretary and Treasurer


                                           /s/ Harvey Sandler
                                           -------------------------------------
                                               Harvey Sandler

                                           /s/ Michael J. Marocco
                                           -------------------------------------
                                               Michael J. Marocco

                                           /s/ John Kornreich
                                           -------------------------------------
                                               John Kornreich

                                           /s/ Andrew Sandler
                                           -------------------------------------
                                               Andrew Sandler

                                           /s/ Douglas Schimmel
                                           -------------------------------------
                                               Douglas Schimmel

                                           /s/ Hannah Stone
                                           -------------------------------------
                                               Hannah Stone

                                           /s/ David Lee
                                           -------------------------------------
                                               David Lee


                                  - 32 of 32 -